Exhibit 1

                        TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Corporate-Backed Trust Certificates, Series 2001-1
*CUSIP: 21988G205 & 21988GAA4

In accordance with the Standard Terms and Conditions of Trust, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending July 15, 2002

INTEREST ACCOUNT

Balance as of January 15, 2002                                     $        0.00
         Scheduled Income received on securities                   $1,766,250.00
         Unscheduled Income received on securities                 $        0.00

LESS:
         Distribution to Class A-1 Holders                        -$1,766,250.00
         Distribution to Depositor                                          0.00
         Balance as of July 15, 2002                               $        0.00

PRINCIPAL ACCOUNT

Balance as of January 15, 2002                                     $        0.00
         Scheduled principal payment received on securities        $        0.00

LESS:
       Distribution to Holders                                     $        0.00
Balance as of July 15, 2002                                        $        0.00

                 UNDERLYING SECURITIES HELD AS OF July 15, 2002

             Principal Amount              Title of Security
             ----------------              -----------------
                $46,851,000        JPM Capital Trust I
                                   7.54% Cumulative Capital Securities
                                   due January 15, 2027
                                   *CUSIP: 46623PAA2

U.S. Bank Trust National Association, as Trustee

* The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.